Exhibit 10.2

COSAN LUBES INVESTMENTS LIMITED

SHARE-BASED COMPENSATION PLAN WITH CASH SETTLEMENT - PHANTOM SHARES

1.         PURPOSE OF THE SHARE-BASED COMPENSATION PLAN

1.1.      The purpose of the Share-Based Compensation Plan of Cosan Lubes Investments Limited (“Company”), established in accordance with applicable legislation and regulations (“Plan”), is to grant to certain directors, executive officers or employees of the Company or of other companies under the Company’s direct or indirect control (included in the concept of Company for the purposes of this Plan), subject to certain conditions, rights over the appreciation of shares issued by the Company, with cash settlement, with aims to: (i) stimulate the expansion, success and achievement of the Company’s corporate purposes and the interests of its shareholders, thus encouraging the integration of these executives and employees to the Company; and (ii) enable the Company to effectively receive and retain the services of its senior directors, executive officers and employees.

1.2.     Subject to compliance with certain conditions to be established by the Company in the respective Agreements (as defined in item 4.3 below), the Participants covered by the Program will be entitled to receive Phantom Shares, which will ensure the Participant the right to those amounts determined under the terms of this Plan and the Agreement.

1.3.      For the purposes of this Plan, “Phantom Share” means the unit representing the Participant’s right to receive the full amount corresponding to a certain number of common shares on the calculation date (as established in the Agreement), for the purpose of facilitating the implementation of the Plan and calculation of any amount due to the Participant, under the terms of this Plan and the respective Agreement.

2.         ELIGIBLE PARTICIPANTS

2.1.      The Company’s directors, executive officers or employees or those of other companies under the direct or indirect control of the Company (“Participants”) may be nominated to participate in the Plan.

2.2.      The nominated Participants will be approved by the Board of Directors, at its sole discretion.

3.         ADMINISTRATION OF THE PLAN

3.1.      The Plan will be administered by the Company’s Board of Directors, which may, subject to the restrictions set forth in the applicable legislation, use the Remuneration Committee to advise it in the administration of the Plan (“Remuneration Committee”).

3.2.      The Board of Directors or the Remuneration Committee, as the case may be, shall have broad powers under the Plan or the Remuneration Committee Charter, as applicable, for the organization and administration of the Plan and for the compensation based on Phantom Shares.

3.2.1.       Notwithstanding the foregoing, no decision of the Board of Directors or the Remuneration Committee may, except for the adjustments permitted by the Plan, and any adaptations that may be made as a result of changes implemented in the relevant legislation: (i) increase the total limit of the Phantom Shares that may be granted, as provided for in item 5 below; and/or (ii) change or impair the rights or obligations of the Participants, without their prior consent, related to payments in Phantom Shares under the Plan.

3.3.      The Board of Directors or the Remuneration Committee may, at any time, in compliance with the provisions of item 3.2.1 above: (i) change or terminate the Plan; (ii) anticipate any vesting periods under this Plan; and (iii) establish the regulations applicable to omitted cases.

4.         TERMS AND CONDITIONS FOR GRANTING PHANTOM SHARES

4.1.      The Board of Directors or the Remuneration Committee, as applicable, shall periodically create, based on the Company’s compensation policy, Phantom Shares granting programs (“Programs”), in which it shall determine, among other conditions: (i) the Participants; (ii) the number of Phantom shares object of the respective Program; (iii) the payment conditions; (iv) the acquisition period for paying Phantom Shares; and (v) any provisions on penalties.

4.2.      The Board of Directors or the Remuneration Committee, as the case may be, subject to the overall limit provided for in item 5.1 below and, when applicable, the limits included in any meeting of the shareholders, may add new Participants to the Programs in progress, determining the number of Phantom Shares to which the Participant will be entitled.

4.3.      Upon the launching of each Program, the Board of Directors or the Remuneration Committee, as applicable, will establish the terms and conditions for the payment of Phantom Shares in an agreement to be entered into between the Company and each Participant (“Agreement”), in accordance with this Plan and the respective Program.

4.4.      The right to the Phantom Shares is subject to compliance with certain conditions by the Participant, including remaining continuously linked as a director, executive officer or employee of the Company or another company under its direct or indirect control, during the vesting period, which begins on the date of execution of the Agreement and ends on the fifth (5th) anniversary of the date of execution of the Agreement.

4.5.      Upon the satisfaction of the conditions set forth in this Plan, the Program and the Agreement, the sum to be paid by the Company to the Participant will consider the value of the Company at the end of the vesting period and will be calculated according to the methodology below. Merely as an example and explanation, the value of the Company in December 2018 is calculated below:

		Calculation	Dec/18
EBITDA Moove	BRL million	(A)	237.6
[SUM 12M]
Cash and Cash Equivalents	BRL million	(B)	185.5
[AVG 12M]
Financial Debt	BRL million	(C)	724.3
[AVG 12M]
Value of the Firm	BRL million	(D) = (A) x 7.5	1.782
@7.5x EBITDA Multiple
Net Debt	BRL million	(E) = (C - B)	539
Value of the Company	BRL million	(F) = (D) - (E)	1.243
# Moove Phantom Shares	#	(G)	24,474,635
Unit Value	BRL	(T) = (F) / (G)	50.79

4.6.      The amount resulting from the calculation set forth in item 4.5 above will correspond to the gross amount in cash that the Participant will be entitled to receive, on which all applicable tax withholdings and discounts/deductions will apply, with the Company being hereby authorized to carry out such applicable legal deductions and discounts.

4.7.      The payment of Phantom Shares to the Participant will only occur upon satisfaction of the conditions and terms set forth in this Plan, the Programs and the Agreements, so that the grant of a right to receive Phantom Shares does not represent a guarantee of payment.

4.8.      Phantom Shares do not grant the Participant the status of shareholder of the Company, nor any right or privilege inherent to such status, in particular the right to vote and other political rights. No common shares issued by the Company will be delivered to the Participant due to the Phantom Shares granted.

4.9.      No provision of the Plan, of any Program or of the Agreement shall confer upon any Participant the right to remain as a director, executive officer or employee of the Company and shall not interfere, in any way, with the rights of the Company to terminate, at any time, the director’s or executive officer’s term of office or the employee’s employment agreement.

4.10.      Phantom Shares are not related or linked to the Participant’s fixed compensation or any profit sharing.

5.         INITIAL PUBLIC OFFERING OF COMPANY SHARES

5.1.      If the Company, during the vesting period, makes the initial public offering of shares (“IPO”), this Agreement will be terminated on the date of the IPO. In this case, the Company will convert the Phantom Shares to which the Participant is entitled, in accordance with the Agreements, into the same number of shares of the Company (1 Phantom Share will be equivalent to 1 share of the Company).

5.2.      The Participant will execute a new agreement with the Company, regulating the granting of the right to receive shares of the Company, the vesting of which will be the remaining time for the end of the vesting period provided for in this Agreement, as of the date of the IPO.

6.          GLOBAL VOLUME OF THE PLAN

6.1.       Phantom Shares representing a maximum of four percent (4%) of the shares representing the Company’s capital stock on this date (“Global Volume”) may be delivered to the Participants within the scope of this Plan. The Global Volume may only be adjusted under the terms of item 7.1 of this Shares Plan.

7.         TERMINATION, RETIREMENT, DISABILITY AND DEATH OF THE PARTICIPANT

7.1.      The Board of Directors or the Remuneration Committee, as applicable, shall establish, in each Program, the rules applicable to cases of Participants leaving the Company due to the termination of their employment agreement, end of term of office, dismissal or resignation from an executive position, as well as cases of retirement, permanent disability or death of Participants.

8.         ADJUSTMENTS

8.1.      If the number of existing shares of the Company is increased or decreased as a result of Phantom Share bonuses, reverse splits or splits, appropriate adjustments will be made to the number of Phantom Shares subject to the Programs and Agreements that have not yet been paid to the Participants.

8.1.1.       Adjustments under item 8.1 above will be made by the Board of Directors or the Remuneration Committee, as applicable, and such decision will be final and binding. No fractional shares will be sold or issued by reason of any such adjustment.

9.         TERM OF THE PLAN

9.1.      The Program will come into effect, for an indefinite period, on the date of its approval by the Company’s shareholders and may be terminated, at any time, by decision of the Company’s shareholders.

9.2.      The termination of the Plan will not affect the effectiveness of Phantom Shares already granted and still in force, which will be delivered to the Participants within the respective terms, pursuant to the Programs in force.

10.       MISCELLANEOUS

10.1.    Adhesion. The execution of the Agreement will imply the express, irrevocable and irreversible acceptance by the Participant of all terms of this Plan and of the Programs, which the Participant fully agrees to comply with.

10.2.    Specific Performance. The obligations contained in this Plan, in the Programs and in the Agreements are assumed on an irrevocable basis, being valid as an out-of-court enforceable instrument for all purposes and effects of article 784 of the Brazilian Code of Civil Procedure, binding the contracting parties and their successors in any capacity and at all times.

10.3.    Assignment. The rights and obligations arising from the Plan, the Programs and the Agreements are personal and non-transferable and may not be assigned or transferred, in whole or in part, by either party, nor given as a guarantee of obligations, without the prior written consent of the other party, unless expressly provided for in this Plan.

10.4.    Novation. It is expressly agreed that a failure by either party to exercise any right, power, remedy or option guaranteed by law, by the Plan, the Programs or the Agreements, or any tolerance of delay in the compliance with any obligations by either party, shall not constitute a novation and shall not prevent the other party, at its sole discretion, from exercising at any time these rights, powers, remedies or options, which are cumulative and do not exclude those provided for by law.

10.5.    Jurisdiction. The courts of the Judicial District of the City of São Paulo, State of São Paulo, Brazil, are hereby elected, to the exclusion of any other courts, however privileged they may be, to settle any disputes that may arise from the Shares Plan, the Programs and/or the Agreements.

10.6.    Omissions. Any omissions, doubts or disagreements that may arise on the part of the Company and/or Participants in relation to the Plan, Programs and/or Agreements will be regulated by the Board of Directors. Any payment in shares established through the Plan is subject to all terms and conditions set forth herein, which shall prevail in the event of any inconsistency with respect to the provisions of any agreement or document referred to herein.